Exhibit 4(a)

May 10, 2018

Company Order and Officers’ Certificate
3.10% Senior Notes, Series F, due 2026
3.75% Senior Notes, Series I, due 2047

The Bank of New York Mellon Trust Company, N.A., as Trustee
2 North LaSalle Street
Suite 700
Chicago, Illinois 60602

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of November 1, 2016 (as it may be amended or supplemented, the “Original Indenture”), from AEP Transmission Company, LLC (the “Company”) to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 21, 2016 (the “First Supplemental Indenture” and as further supplemented by the Second Supplemental Indenture, dated as of September 28, 2017 (the “Second Supplemental Indenture”) and, together with the Original Indenture, the “Indenture”) and the Board Resolutions dated August 22, 2017, copies of which, certified by the Secretary or an Assistant Secretary of the Company, have been delivered under Section 2.01 of the Indenture and have not been rescinded,

1.
The Company’s 3.75% Senior Notes, Series I, due 2047 (the “Series I Notes”) are hereby established. An additional $125,000,000 aggregate principal amount of the Company’s 3.10% Senior Notes, Series F, due 2026 (reopening of the 3.10% Senior Notes, Series F, due 2026, which, in addition to that principal amount previously outstanding, equals a total aggregate principal amount of $425,000,000, collectively, the “New Series F Notes”) are hereby established. The New Series F Notes and the Series I Notes are collectively referred to herein as the “Notes”. The Notes shall be in substantially the forms attached hereto as Exhibits 1 and 2.

2.
The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture or in the Notes):

(i)
the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture initially shall be limited to $425,000,000 for the New Series F Notes and $500,000,000 for the Series I Notes, except as contemplated in Section 2.01(i) of the Indenture and except that such principal amount may be increased from time to time; all New Series F Notes and all Series I Notes need not be issued at the same time and each such series may be reopened at any time, without the consent of any security holder, for issuance of additional Notes, which Notes will have the same interest rate, maturity and other terms as those initially issued;

(ii)
the date on which the principal of the New Series F Notes shall be payable shall be December 1, 2026 and the date on which the principal of the Series I Notes shall be payable shall be December 1, 2047;

(iii)
interest shall accrue from December 1, 2017 for the New Series F Notes and September 28, 2017 for the Series I Notes; the Interest Payment Dates on which such interest will be payable shall be June 1 and December 1, and the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the May 15 or November 15 preceding the relevant Interest Payment Date; provided that the first Interest Payment Date shall be June 1, 2018 and interest payable on the Stated Maturity Date or any Redemption Date shall be paid to the Person to whom principal shall be paid;

(iv)	the interest rate at which the New Series F Notes shall bear interest shall be 3.10% per annum and the interest rate at which the Series I Notes shall bear interest shall be 3.75% per annum;

(v)
Optional Redemption.

(a) At any time prior to September 1, 2026, the New Series F Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than thirty but not more than sixty days’ previous notice given to the registered owners of the New Series F Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the New Series F Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the New Series F Notes being redeemed that would be due if such New Series F Notes matured on September 1, 2026 (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, accrued interest thereon to the date of redemption.

(b) At any time prior to June 1, 2047, the Series I Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than thirty but not more than sixty days’ previous notice given to the registered owners of the Series I Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Series I Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Series I Notes being redeemed that would be due if such Series I

Notes matured on June 1, 2047 (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, accrued interest thereon to the date of redemption.

At any time on or after September 1, 2026, the New Series F Notes shall be redeemable at the option of the Company, in whole or in part, at 100% of the principal amount of the New Series F Notes being redeemed, plus accrued and unpaid interest thereon to but excluding the date of redemption. At any time on or after June 1, 2047, the Series I Notes shall be redeemable at the option of the Company, in whole or in part, at 100% of the principal amount of the Series I Notes being redeemed, plus accrued and unpaid interest thereon to but excluding the date of redemption.

“Comparable Treasury Issue,” applicable to each series of the Notes, means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes (assuming, for purpose of the New Series F Notes, that the New Series F Notes matured on September 1, 2026 and, for purpose of the Series I Notes, the Series I Notes matured on June 1, 2047) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of such series of the Notes.

“Comparable Treasury Price,” applicable to each series of the Notes, means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and notified by the Company to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer or dealers selected by the Company and notified by the Company to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company and notified to the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at or before 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

(vi)
(a) the Notes shall be issued in the form of Global Notes; (b) the Depositary for such Global Notes shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the forms of Note attached hereto;

(vii)	the title of the New Series F Notes shall be “3.10% Senior Notes, Series F, due 2026” and the title of the Series I Notes shall be “3.75% Senior Notes, Series I, due 2047”

(viii)	the forms of the Notes shall be as set forth in Paragraph 1, above;

(ix)	not applicable;

(x)	the Notes shall not be subject to a Periodic Offering;

(xi)	not applicable;

(xii)	not applicable;

(xiii)
the Company will pay the principal of the Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, 8th Floor, New York, NY 10286;

(xiv)	the Notes shall be issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.;

(xv)	not applicable;

(xvi)	the Notes shall not be issued as Discount Securities;

(xvii)	not applicable;

(xviii)	not applicable;

(xix)	the provisions of Section 4.05 and Article Ten of the Indenture shall apply to the Notes, and

(xx)
Restrictive Covenants:

Consolidated Priority Debt.

The Company covenants that so long as any of the Notes are outstanding that it will not permit Consolidated Priority Debt to exceed 10% of Consolidated Tangible Net Assets for a period in excess of five consecutive business days.

Limitation on Liens.

The Company covenants that for so long as any of the Notes are outstanding that it will not create or suffer to exist or permit any of its subsidiaries to create or suffer to exist any Secured Debt, unless, at the same time, the Notes that are outstanding are also secured by such Lien on an equal and ratable basis; provided, however, the foregoing does not limit:

a) Permitted Liens; and

b) Any other Lien not covered in clause (a) as long as immediately after the creation of such Lien the aggregate principal amount of Secured Debt does not exceed 10% of Consolidated Tangible Net Assets.

Definitions:

“Consolidated Priority Debt” means all Priority Debt of the Company and its subsidiaries determined on a consolidated basis eliminating inter-company items.

“Consolidated Tangible Net Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recent quarterly or annual, as applicable, consolidated balance sheet of the Company and its consolidated subsidiaries, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of the Company and its consolidated subsidiaries appearing on such balance sheet.

“Debt” means any indebtedness for borrowed money.

“Lien or Liens” means any mortgage, pledge, security interest, or other lien on any utility properties or tangible assets, including, without limitation, the capital stock or comparable equity interest of its subsidiaries, owned on the date hereof or hereafter acquired by the Company or its subsidiaries.

“Permitted Liens” means:

- Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;
- any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses;
- the pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses; and
- the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

“Priority Debt” means, without duplication, any Debt of the Company’s subsidiaries; provided that there shall be excluded from any calculation of Priority Debt, (i) the Debt of any subsidiary owing to the Company or a subsidiary of the Company, and (ii) the Debt of any entity which becomes a subsidiary after the issuance of the Notes and any extension, renewal or refunding thereof, provided that such Debt was not incurred in contemplation of such entity becoming a subsidiary.

“Secured Debt” means any Debt of the Company or any of its subsidiaries secured by a Lien (other than a Permitted Lien).

3.
You are hereby requested to cancel, in the manner provided in the Indenture (i) the Series D Notes represented by the Global Note bearing CUSIP No. 00115A AA7 in an aggregate principal amount of $124,800,000, (ii) the Series D Notes represented by the Global Note bearing CUSIP No. U0081EAD0 in an aggregate principal amount of $200,000, (iii) the Series H Notes represented by the certificate bearing CUSIP No. 00115AAG4 in an aggregate principal amount of $499,855,000, (iv) the Series H Notes represented by the Global Note bearing CUSIP No. U0081EAC2 in the aggregate principal amount of $145,000, in each case heretofore validly tendered for exchange by the applicable Securityholders as provided in the Indenture, and (v) the existing Global Note of the 3.10% Senior Notes, Series F, due 2026, currently held by the Trustee as Custodian.

4.
You are hereby requested to authenticate on the date hereof (i) $425,000,000 aggregate principal amount (which is a reopening of the 3.10% Senior Notes, Series F, due 2026, plus that principal amount previously outstanding) of 3.10% Senior Notes, Series F, due 2026, and (ii) $500,000,000 aggregate principal amount of 3.75% Senior Notes, Series I, due 2047, executed by the Company and delivered to you concurrently with this Company Order and Officers’ Certificate, in the manner provided by the Indenture.

5.	You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Issuer Letter of Representations dated November 14, 2016, from the Company to DTC.

6.	Concurrently with this Company Order and Officers’ Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

7.	The undersigned Lonni L. Dieck and Thomas G. Berkemeyer, the Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

(i)
we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers’ Certificate, and the definitions in the Indenture relating thereto;

	(ii)	we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

	(iii)	we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

	(iv)	in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

	(v)	on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers’ Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed.

Very truly yours,

AEP TRANSMISSION COMPANY, LLC

By: /s/ Lonni L. Dieck
Lonni L. Dieck
Treasurer

And: /s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer
Assistant Secretary

Acknowledged by Trustee:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Mary Callahan
Authorized Signatory